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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our report dated May 8, 2002, relating to the financial statements and financial highlights which appears in the March 31, 2002 Annual Report to Shareholders of the Diversified Conservative Income Fund, Diversified Conservative Fund, Diversified Global Moderate Growth Fund, Diversified Moderate Growth Fund, Diversified Global Growth Fund, Diversified Global Stock Fund, and Diversified U.S. Stock Fund (constituting SEI Asset Allocation Trust) at March 31, 2002, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", Experts", "Independent Public Accountants" and "Financial Statements" in such Registration Statement.

/s/  PricewaterhouseCoopers LLP
Philadelphia, PA
July 25, 2002